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                                                                    Exhibit 10.1

                                COTT CORPORATION
                              207 QUEEN'S QUAY WEST
                                    SUITE 340
                                TORONTO, ONTARIO
                                     M5J 1A7

                                                                October 15, 2003


Mark Benadiba
25 Parkwood Avenue
Toronto, Ontario
M4V 2W9

Dear Mark:

      RE: EMPLOYMENT AND RELATED ARRANGEMENTS - AMENDED AND RESTATED

      This letter contains the terms and conditions upon which you have agreed to remain in the full-time employment of Cott Corporation ("Cott") as Executive Vice President. Currently you have responsibility for Cott Canada, Cott Asia, Cott Europe, Cott Mexico and Royal Crown International (RCI) and you report to the President and COO of Cott. This letter, once accepted by you, is intended to and shall constitute a binding legal agreement, enforceable by and against each of us in accordance with its terms.

1. BASE COMPENSATION. Your base salary shall be the annualized amount of $500,000. Your base salary shall be payable in the same manner and at the same intervals as the other senior officers of Cott. Provided that you remain in the full-time employment of Cott, your base salary will be reviewed in April of each year, and may be increased in respect of any such twelve month period by the CEO, with the advice and consent of the Human Resources and Compensation Committee of the Board. Base salary increases will be dependent, in general, upon a variety of factors, including rates of increase of other senior executive officers of Cott, rates of increase and salary levels of other executives in comparable North American industrial corporations, rates of inflation and other relevant criteria

2. BONUS COMPENSATION. You shall be entitled to an annual bonus of up to 100% of your base salary in respect of any fiscal year, payable within 30 days following the release by Cott of its year end results for such fiscal year. The bonus amount, if any, will be based on achievable and measurable criteria which we shall
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      mutually agree upon in April of each year. It is understood and agreed that we have agreed upon your bonus criteria in respect of 2003. If your employment terminates prior to the end of a fiscal year, any bonus earned in respect of that year shall be pro-rated accordingly. You are also entitled to participate in the Executive Incentive Share Compensation Plan.

3. EMPLOYEE BENEFITS AND PERQUISITES. You shall be entitled to any and all benefits and perquisites which are from time to time available to other senior officers of Cott, excluding the President & COO and the CEO

4.    TERMINATION PAYMENTS(1).

      (A) If at any time following the date of this letter agreement and prior to July 6, 2006 your employment is terminated by Cott without cause other than by reason of your death or if your position, title, duties, responsibilities and/or reporting is changed in any material respect, Cott shall pay you, within 30 days following the date of termination or change, as the case may be, an amount equal to the aggregate of (i) two times your base salary paid to you and two times the cash value of your benefits and perquisites during the most recently completed twelve calendar months prior to the date of termination and (ii) two times the greater of (A) your target base bonus at the date of termination and (B) $500,000.

      (B) If at any time following the date of this letter agreement and prior to July 6, 2006 you voluntarily leave the employment of Cott other than for Good Reason, Cott shall pay you, within 30 days following your departure, an amount equal to the aggregate of (i) your base salary paid to you and the cash value of your benefits and perquisites during the most recently completed twelve calendar months prior to the end of such period and (ii) the greater of (A) your target base bonus at the date of termination and (B) $500,000.

            If you receive any of the termination payments contemplated by this paragraph 4, you shall not otherwise be entitled to any other payments, compensation or damages whatsoever resulting from the termination of your employment

5.    CAUSE. Whenever used in this letter, "cause" means:

      (A) the willful and continued failure by you substantially to perform your duties with Cott (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or

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(1) "The cash value of your benefits" contained in paragraph 4 of this Agreement is intended to mean the cash value of what it would have cost you to purchase benefits for yourself and your family (other than through a group plan) which are equal to those benefits provided for you and your family by Cott during the relevant period.
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            anticipated failure resulting from termination by you for Good
            Reason) after a written demand for substantial performance is delivered to you by the board of directors of Cott (the "Board"), which demand specifically identifies the manner the Board believes that you have not substantially performed your duties and you failed to correct such failure to perform your duties within 30 days after such written demand is delivered to you; or

      (B) the willful engaging by you in conduct that is demonstrably and materially injurious to Cott, monetarily or otherwise, and no act or failure to act on your part shall be deemed "willful" unless done, or admitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of Cott.

            "Good Reason" shall mean the occurrence, without your express written consent, of any of the following:

      (A) Inconsistent Duties - a meaningful and detrimental alteration in your position or in the nature or status of your responsibilities from those currently in effect;

      (B) Reduction in Remuneration - a reduction by Cott in your annual base salary or a material adverse change in the methodology of determining whether a bonus is payable;

      (C) Benefits and Perquisites - the failure by Cott to continue to provide you, in all material respects, with benefits and perquisites which are from time to time available to other senior officers of Cott, excluding the President & COO and the CEO; and

      (D) Relocation - the relocation of the office of Cott where you are currently employed to a location that is more than 50 miles away from such location, or Cott requiring you to be based more than 50 miles away from such location (except for required travel on Cott's business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business).

6. ENTIRE AGREEMENT. This agreement constitutes the entire agreement between you and Cott relative to the subject matter hereof, and supersedes and replaces the agreement dated October 7, 1997, as amended from time to time. However, all confidentiality undertakings signed by you prior to the date hereof shall continue in full force and effect in accordance with their terms.

7. GOVERNING LAW. The agreement resulting from your acceptance of this letter shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. All dollar amounts used in this agreement are in lawful currency of Canada.
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8.    NOTICES. Wherever notice is required or desired to be given hereunder, it shall be deemed given when physically delivered to Cott (Attention: The Secretary) at its address on this letter (or at such other place as Cott may notify you from time to time) and if to you at your principal residence at the time of the giving of such notice.

9. In the event of termination Cott will pay for 5 months of professional out-placement services to a maximum of $50,000.00.

      If the foregoing accurately sets forth the terms of our understanding relative to the subject matter hereof, please so signify by signing and returning to Colin Walker a duplicate original of this letter.

                                                Yours very truly

                                                COTT CORPORATION

                                                Per: /s/ John K. Sheppard
                                                     --------------------

                                                Per: /s/ Colin D. Walker
                                                     --------------------

ACCEPTED AND AGREED TO THIS
23rd day of October, 2003.

/s/Mark Benadiba
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Mark Benadiba